EXHIBIT 99.1

Inuvo and Vertro Analyze BargainMatch-Powered
ALOT Rewards Results to Understand Holiday Shopping Trends

CLEARWATER, Fla. -- December 8, 2011 - Inuvo®, Inc. (NYSE Amex: INUV), an online marketing technology and services company, in concert with its potential acquisition partner Vertro™ (NASDAQ: VTRO), has completed an analysis of consumer shopping trends this holiday season.

The companies compiled data for the study from over 20,000 users of their recently launched ALOT™ Rewards  App. The App, powered by BargainMatch®, is available exclusively to the  ALOT AppBar users in the US.

In the last half of November, these consumers made over 4,000 retail purchases, totaling over $325,000, with the average purchase price in excess of $80. Using this data, the companies analyzed consumer shopping behaviors and compared this to traditional expectations.  The analysis provided a number of enlightening surprises.

In years prior, the online shopping season traditionally begins on Cyber Monday, after the Thanksgiving holiday.  This year however, the online shopping season began in the early hours of Thanksgiving Day and continued well into the evening.  Surprisingly, Thanksgiving was the third largest shopping day after Black Friday and Cyber Monday.  And while Cyber Monday is the busiest online day overall, Thanksgiving night saw more shoppers staying active until midnight than even Cyber Monday.

Consumers were snapping up their favorite products from BargainMatch's over 1,900 participating merchants clicking to visit stores over 200,000 times the week of Thanksgiving through Cyber Monday. A review of the sales data collected suggests consumers were slightly more interested in gadgets and games on Black Friday and flocked both to broad interest merchants and online only merchants on Monday.  Several top electronics online merchants actually saw drops in traffic between Friday and Monday, while the largest “click and mortar” stores (which have both a physical and an online retail presence) jumped by more than 15% in traffic during this time.

Prior to the beginning of the holiday shopping season, Inuvo and Vertro partnered to update the ALOT Rewards App in an effort to create an even better user experience. Based on analysis of user behavior, the App was adapted from its previous version, culminating in a final version which was released to consumers on November 17.

Inuvo’s BargainMatch technology, used on its own BargainMatch.com site, as well as its partner sites, improves the manner in which consumers can informatively engage in the shopping experience. Opportunities are proactively brought to the attention of the consumer, alerting them to deals they were unaware existed.

Inuvo and Vertro remain excited about the potential of this application within the ALOT AppBar and see the potential for an even tighter integration of the products following the close of the acquisition, which is expected in the first quarter of 2012.

About Inuvo and BargainMatch

Inuvo®, Inc. (NYSE Amex: INUV), is an online technology and services company specialized in driving clicks, leads and sales through targeting that utilizes unique data and sophisticated analytics. BargainMatch®, www.bargainmatch.com, is an Inuvo owned-and-operated online shopping site, allowing users to comparison shop and earn cash back from over 1,900 of the web’s top retailers. BargainMatch.com is powered by the Inuvo application, BargainMatch, which allows website publishers to integrate a private-label shopping experience directly into their website to build loyalty, drive traffic, or to support a not-for-profit cause.

To find out more about how you can work with Inuvo or BargainMatch, please visit http://www.inuvo.com.

Contact
Inuvo, Inc.
Wally Ruiz, 727-324-0176
Chief Financial Officer
wallace.ruiz@inuvo.com
or
Investor Relations
Alliance Advisors, LLC.
Thomas Walsh, 212-398-3486
twalsh@allianceadvisors.ne